2023 SHAREHOLDER SERVICES AGREEMENT

This Agreement is made and entered into on __8 21, 2023 between Ancora Trust, an Ohio business trust (“Trust”), on behalf of each series set forth on Schedule A hereto, as amended from time to time (each, a “Fund”), and Ancora Group, LLC (“Provider”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest (“shares”) in separate series, each having multiple classes of shares (“Classes”), with each series (including each Fund) representing interests in a separate portfolio of securities and other assets with separate liabilities;

WHEREAS, certain beneficial owners of the Funds’ Class I shares may require certain shareholder services, and the provisions of such services to those shareholders may benefit them and facilitate their ability to invest in the Fund;

WHEREAS, the Trust, on behalf of the Funds, and Ancora Advisors LLC (the “Advisor”) have entered into a 2023 Investment Advisory Agreement, pursuant to which the Advisor provides investment advisory services to the Funds;

WHEREAS, Provider is an affiliated company of the Advisor; and

WHEREAS, the Trust, on behalf of each of the Funds, and Provider are parties to a 2021 Shareholder Services Agreement dated as of October 1, 2021 (the “Existing Services Agreement”).

WHEREAS, Focus Financial Partners Inc. (“Focus”), the ultimate parent company of the Adviser, has agreed to be acquired by investment vehicles affiliated with Clayton, Dubilier & Rice LLC and Stone Point Capital LLC (the “Transaction”).

WHEREAS, the closing of the Transaction (the “Closing”) will result in a change of control of the Adviser (the “Change of Control”).

WHEREAS, the Existing Services Agreement contains a provision that such agreement will terminate automatically in the event of its “assignment” (as defined in the 1940 Act) and the Change of Control will cause such assignment, thereby triggering the automatic termination of such agreement.

WHEREAS, the Trustees of the Trust, including a majority of independent Trustees, have determined that it is in the best interests of the Funds that the Trust, on behalf of the Funds, enter into a new 2023 Shareholder Services Agreement containing substantially the same terms as the Existing Services Agreement (the “Agreement”), which shall take effect upon the Closing of the Transaction.

NOW, THEREFORE, The Trust and Provider agree as follows:

1.

Appointment. The Trust hereby authorizes Provider, and Provider hereby agrees, to provide any or all of the Services to the Shareholders, as appropriate.

2

Services to be Performed.

2.1

Services; Standard of Care. For the duration of this Agreement, Provider agrees to use its reasonable best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the then-current prospectuses(es) and Statement(s) of Additional Information of the Funds (collectively, “Prospectuses”), to provide to holders of the Class I Shares of the Funds (the “Shareholders”) with one or more of the shareholders services described in Schedule B hereto (the “Services”), as such Schedule may be amended from time to time. Except as otherwise provided herein, Provider shall not be liable for any costs, expenses, damages, liabilities or claims (including reasonable attorneys’ fees and accountants’ fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of Provider’s or Provider’s affiliates own fraud, gross negligence or willful misconduct, or by reason of the reckless disregard by Provider or Provider’s affiliates of the Provider’s obligations and duties hereunder. Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages arising under or in connection with this Agreement, even if the party is previously informed of the possibility of such damages.

2.2.

Information and Support to the Trust. Provider shall (i) furnish such information to the Trust, the Board of Trustees of the Trust or their designees as they may reasonably request including, without limitation, periodic information regarding the Services provided, and (ii) otherwise cooperate with the Trust, the Board of Trustees and their designees (including, without limitation, any auditors or counsel designated by the Trust or its Trustees) concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filings that may be required by law.

3.

Fees.

3.1

Fees paid to Provider. As full compensation to Provider for its performance under this Agreement and the expenses Provider incurs in connection therewith, the Trust shall compensate Provider for the Services it performs with respect to the Class I Shares of a Fund in the amount set forth in Schedule A.

3.2

Calculation and Amount of Fees. The Provider’s fee shall be calculated and accrued daily and paid monthly in arrears or at such other intervals as Provider and the Trust may agree in writing.

4.

Information Pertaining to the Shares. Provider acknowledges that no person is authorized to make any representations concerning the Trust or any Fund except those representations contained in the applicable Fund’s then-current Prospectuses and in such printed information as the Trust or the principal underwriter for the Trust may prepare or approve in writing.

5.

Representations of the Parties. Each party to this Agreement represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) the person signing this Agreement on its behalf is duly authorized to do so; (iii) it has obtained all authorizations of any governmental body required in connection with this Agreement and such authorizations are in full force and effect; and (iv) the execution, delivery and performance of this Agreement will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.

6.

Compliance with Laws, Rules and Regulations. Provider represents and warrants that it shall comply with all applicable laws, rules and regulations and the provisions of its organizational documents and any and all material contractual obligations in providing the Services.

7.

Indemnification.

7.1

Indemnification of Provider. The Trust will indemnify Provider against and hold Provider harmless from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) arising out of: (i) the material breach by the Trust of any of its obligations under this Agreement; (ii) the willful misfeasance, bad faith, or gross negligence of the Trust, its officers, employees or agents (other than the Provider, to the extent the Provider could be deemed an agent of the Trust) in the performance of the Trust’s duties or obligations under this Agreement; or (iii) the reckless disregard by the Trust, its officers, employees, or agents (other than the Provider, to the extent the Provider could be deemed an agent of the Trust) of the Trust’s duties and obligations under this Agreement.

7.2.

Indemnification of the Trust. Provider shall indemnify the Trust against and hold the Trust harmless from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) arising out of: (i) the material breach by the Provider of any of its obligations under this Agreement; (ii) the willful misfeasance, bad faith, or gross negligence of the Provider, its officers, employees or agents in the performance of the Provider’s duties or obligations under this Agreement; or (iii) the reckless disregard by the Provider, its officers, employees, or agents of the Provider’s duties and obligations under this Agreement.

7.3

Procedure for Indemnification. In any case in which a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be advised of all pertinent facts concerning the situation in question and the indemnified party shall use reasonable care to identify and notify the indemnifying party promptly concerning any situation that presents or appears likely to present a claim for indemnification by the indemnifying party. The indemnifying party shall have the option to defend the indemnified party against any claim which may be the subject of indemnification under this Section 7. In the event that the indemnifying party elects to defend against the claim, the defense shall be conducted by counsel chosen by indemnifying party and reasonably satisfactory to the indemnified party. The indemnified party may retain additional counsel at own its expense. Except with the prior written consent of indemnifying party, the indemnified party shall not confess any claim or make any compromise in any case in which indemnifying party is asked to indemnify the indemnified party.

7.4

Survival of Indemnities. The indemnities granted by the parties in this Section 7 shall survive the termination of this Agreement.

8.

Term and Termination. This Agreement shall not take effect until it has been approved by votes of a majority of both: (i) the Trustees and (ii) the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust and have no direct or indirect financial interest in the operation of this Agreement or in any related agreements (“Independent Trustees”). Unless sooner terminated, this Agreement will continue in effect for one year from effectiveness of the Agreement and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Independent Trustees. This Agreement may be terminated with respect to a Fund, at any time without the payment of any penalty, by: (i) a vote of a majority of the Board of Trustees; (ii) a vote of the majority of the Independent Trustees; (iii) a vote of a majority of the Fund’s outstanding voting securities, respectively; or (iv) the Provider on 60 days’ written notice, and shall terminate in its entirety when terminated as to all Funds. The termination of this Agreement with respect to one Fund shall not result in the termination of this Agreement with respect to any other Fund. This Agreement shall also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.) The parties hereto shall update Schedule A hereto from time to time as necessary to reflect changes in the Funds to which this Agreement applies.

9.

Privacy. Provider acknowledges and agrees on behalf of itself and its officers, employees and agents that it may receive from shareholders or the Trust non-public personal information, or access to non-public personal information, about shareholders who are “customers” or “consumers” as such terms are defined under Regulation S-P (collectively, “Shareholder Information”). All information, including Shareholder Information, obtained in the course of providing the Services pursuant to this Agreement shall be considered confidential information. Provider shall not disclose such confidential information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement. Provider further agrees to safeguard and maintain the confidentiality and security of Shareholder Information which is obtained pursuant to this Agreement. Without limiting the foregoing, the Trust hereby agrees that Provider, its officers, employees or agents may provide confidential information, including Shareholder Information, to any of its affiliates, agents, Providers, service providers or Subcontractors engaged by Provider, to extent that such party needs to know such information in connection with performance by the Provider of its duties and obligations under the terms of this Agreement.”

10.

Changes; Amendments. This Agreement may be amended only by the mutual written consent of the parties hereto.

11.

Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Ohio applicable to agreements fully executed and to be performed therein, without regard to its conflict of law provisions.

12.

Limitation on Liability. The obligations of the Trust (or the Funds thereof) entered into in the name or on behalf thereof by any Trustee, representative or agent of the Trust (or particular Fund thereof) are made not individually, but in such capacities, and are not binding upon any Trustee, shareholder, representative or agent of the Trust (or particular Fund thereof) personally, but bind only the assets of the Trust (or particular Fund thereof), and all persons dealing with any Fund of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust (or particular Fund thereof).

13.

Complete Agreement. This Agreement, including the Schedules hereto, contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

14.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

16.

Severability. If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

Ancora Trust

By: /s/ Bradley A. Zucker

Name: Bradley A. Zucker

Title: Secretary

Ancora Group, LLC

By:

Name: Fred DiSanto

Title: ________________________________

SCHEDULE A

TO

2023 SHAREHOLDER SERVICES AGREEMENT

Fund	Class	Fee for the Services
Ancora Income Fund	Class I	.01%

Ancora/Thelen Small-Mid Cap Fund	Class I	.01%

Ancora MicroCap Fund	Class I	.01%

Ancora Dividend Value Equity Fund	Class I	.01%

SCHEDULE B
TO
2023 SHAREHOLDER SERVICES AGREEMENT
LIST OF SHAREHOLDER SERVICES

The Services comprise:

1.

Providing information and services to Class I shareholders, including professional and informative reporting, access to analysis and explanations of Fund reports, and information about shareholder positions in Class I Shares.

2.

Assisting in the preparation of shareholder communications and forwarding shareholder communications to Class I shareholders.

3.

Responding to inquiries from Class I shareholders concerning their investment in Class I shares.

4.

Providing the necessary personnel to perform the Services.

5.

Providing such other similar services as may be reasonably requested to the extent permitted under applicable statutes, rules and regulations.